EXHIBIT 10.7

SEVERANCE AGREEMENT

     THIS SEVERANCE AGREEMENT (this “Agreement”), made as of this 16th day of June, 2003, by and between OAKWOOD HOMES CORPORATION, a North Carolina corporation (the “Corporation”), and Douglas R. Muir (“Employee”).

WITNESSETH:

     A.     On November 15, 2002 (the “Petition Date”), the Corporation and certain of its affiliates (the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, in jointly-administered Case No. 02-13396 (PJW) (the “Bankruptcy Case”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and since the Petition Date the Debtors have continued to own and manage their respective properties as debtors in possession pursuant to 11 U.S.C §§ 1107(a) and 1108.

     B.     Employee currently serves as Executive Vice President of the Corporation.

     C.     In order to induce Employee to remain in the Corporation’s employ, this Agreement sets forth the severance benefits that Employee will be provided by the Corporation in the event that Employee’s employment with the Corporation is terminated under the circumstances described herein below.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises hereinafter set forth, the parties hereby agree as follows:

     1.     Definitions.

          (a)     “Disability” means any physical or mental disability or incapacity which renders Employee incapable of fully performing the services and duties required of Employee (as such services and duties exist immediately prior to Employee’s absence for ninety (90) consecutive business days.

          (b)     “For Cause” means the termination of Employee due to (i) (A) any act or acts (or omission(s)) of dishonesty, fraud or embezzlement on the part of Employee which result or intend to result in a material gain or personal enrichment at the expense of the Corporation or (B) Employee’s conviction of, or plea of guilty or no contest to, a felony (or its equivalent under applicable law); provided, that, this sub-clause (B) shall not apply with respect to any claims relating to any negotiable instruments signed by Employee in his or her capacity as an officer of the Corporation which are returned for insufficient funds as a result of the Corporation’s filing for relief under chapter 11 of title 11 of the United States Code, (ii) a material breach by Employee of his obligation to devote his full-time efforts during normal business hours to the business and affairs of the Corporation (except reasonable vacation periods and periods of illness or incapacity and provided that nothing in this Agreement shall preclude Employee from devoting reasonable time to serving as a director or member of a committee of one or more organizations (business, charitable, civic, religious or otherwise) involving no conflict with the interests of the Corporation) or (iii) Employee’s habitual drug or alcohol abuse which impairs the Employee’s ability to perform his or her duties for the

Corporation; provided, that in no event shall Employee’s termination by the Corporation be considered to have been For Cause under sub-clause (b)(i)(A) if such termination took place as a result of (i) Employee’s negligence or (ii) any act or omission without intent of gaining a profit to which Employee was not legally entitled or (iii) any act or omission believed by Employee in good faith to have been in, or not opposed to, the interests of the Corporation.

          (c)     “Good Reason” means the occurrence of any of the following events or conditions without the Employee’s consent which has not been cured by the Corporation within ten (10) business days following Employee’s written notice to the Corporation of any such event: (i) any reduction in Employee’s base salary from the base salary in effect on the effective date of this Agreement; (ii) any significant diminution in Employee’s duties or responsibilities from those he held as of the effective date of this Agreement (other then any diminution which relates to any investigation by the Corporation regarding whether it can terminate Employee’s employment For Cause under the terms of this Agreement; provided, that such diminution of duties or responsibilities does not last any longer than two (2) weeks); or (iii) Employee is required to be based at a location more than fifty (50) miles from the location where Employee was based and performed services as of the effective date of this Agreement. Employee shall not have Good Reason to terminate his or her employment for any reason under this Agreement unless the Employee notifies the Corporation in writing of the Employee’s intent to terminate his or her employment for Good Reason within thirty (30) days of the event which Employee alleges gave him or her the right to terminate for Good Reason.

          (d)     “Retirement” means a termination of employment by Employee pursuant to late, normal or early retirement under a pension or similar plan sponsored by the Corporation, as defined in such plan.

          (e)     “Severance Amount” means $141,576, which amount has been estimated by the parties to be an aggregate amount sufficient to cover the payment of all Severance Benefits.

          (f)     “Severance Benefits” means the severance benefits described in Section 3 of this Agreement.

          (g)     “Termination Date” means (i) in the case of Employee’s termination of his employment with the Corporation for any reason, the date specified in Employee’s notice of termination to the Corporation or similar document, and (ii) in the case of the termination of Employee’s employment by the Corporation for any reason, the date specified in any notice of termination or similar document. Employee shall provide the Corporation at least two (2) weeks advance written notice of his or her resignation of employment.

          (h)     “Terminating Event” means the termination of Employee’s employment with the Corporation by Employee for Good Reason or by the Corporation for any reason other than For Cause. The term “Termination Event” shall not include the termination of Employee’s employment with the Corporation as a result of the death, Disability or Retirement of Employee, Employee’’ voluntary termination of his employment with the Corporation for other than Good Reason or the Corporation’s For Cause termination of Employee’s Employment.

     2.     Current Employment Benefits. Until the termination of Employee’s employment with the Corporation, by Employee or the Corporation, for any reason (whether a Termination Event or other incident of termination), Employee will continue to receive a base salary not less than in effect as of the effective date of this Agreement and will continue to participate in all employee benefits as offered by the Corporation to all of its employees from time to time, subject to the general eligibility requirements therein.

     3.     Severance Benefits. Upon the occurrence of any Termination Event, Employee shall be entitled to receive the following severance benefits if he or she has executed a release (the “Release”) of all contractual claims for future compensation for services rendered for the benefit of the Corporation; provided, however, that the Corporation still has an obligation to pay Employee for his or her earned but unpaid Current Employment Benefits, as contemplated under Section 2 above, through the Termination Date:

          (a)     Severance Payments. The Corporation will pay Employee the gross amount of $137,500 in severance pay which amount will be paid to Employee in a lump sum payment within eight (8) business days following the Employee’s execution of the Release; provided, that, Employee has not revoked such Release. Employee shall forfeit any right to receive the Severance Benefits contemplated under this Section 3(a) if the Employee fails to sign, or subsequently revokes, the Release.

          (b)     Medical/Dental Insurance. Provided Employee has signed and not revoked the Release, the Corporation will reimburse the Employee for the insurance premiums, not to exceed standard COBRA premiums, of medical and dental insurance coverage for Employee for a period of six (6) months following the Termination Date on substantially the same terms on which Employee and his dependants are presently provided medical and dental insurance coverage by the Corporation; provided, however, that the Corporation’s obligation to provide such medical and dental insurance coverage shall terminate if Employee becomes employed during such six (6) month period and Employee’s new employer provides comparable insurance, as determined by the Corporation in its sole discretion, at no cost to Employee. The foregoing shall not limit in any manner Employee’s right to continue medical, dental and other health care coverage under COBRA at Employee’s own expense.

          (c)     Vacation/Sick Leave. Within ten (10) business days of the Termination Date, the Corporation shall pay Employee the value of all accrued unused vacation and sick leave as of the Termination Date in accordance with the Corporation’s policies.

     4.     Withholding. The Corporation will withhold all applicable income, wage and other taxes from all payments of Severance Benefits made hereunder.

     5.     Escrow. Within ten (10) business days of the date of this Agreement, the Corporation shall deposit the Severance Amount in escrow with an escrow agent chosen by the Corporation, in its sole discretion. Payments of Severance Benefits shall be made from such escrow in accordance with the provisions of this Agreement and the escrow agreement entered into between the Corporation and the escrow agent; provided that if the Severance Amount is not sufficient to pay all Severance Benefits, then the Corporation shall use other funds to make such remaining payments; and provided, further, that if the Severance Amount exceeds the aggregate amount necessary to pay all Severance Benefits, the Corporation shall be entitled to retain the Severance Amount remaining after the payment of all Severance Benefits and Employee shall have no right to any such excess funds.

     6.     Return of Corporate Records and Personal Property. Employee covenants and agrees to comply with the following upon termination of Employee’s employment with the Corporation, by Employee or the Corporation, for any reason (whether a Termination Event or other incident of termination of employment);

          (a)     Records. Employee shall return to the Corporation all tangible embodiments (and all copies) of all documents, information and records pertaining to the Corporation and its subsidiaries and affiliates which are in Employee’s possession, either on or off the Corporation’s premises, including all documents, information and records obtained by Employee or notes created or obtained by Employee in his capacity as an officer of the Corporation; and

          (b)     Personal Property. Employee shall return to the Corporation all items of personal property provided by the Corporation to Employee in his capacity as an officer of the Corporation, including (as applicable) cell phone, automobile, credit cards, computer (including all hardware, software and related printer and other peripheral equipment) and fax machine.

     7.     Indemnification Rights. Nothing in this Agreement will limit any rights of Employee to indemnification from the Corporation under the Corporation’s bylaws or certificate of incorporation, any applicable statute or any written agreement. Employee will continue to be covered by any and all policies of directors and officers liability insurance for as long as any such insurance is maintained by the Corporation, in its sole discretion.

     8.     No Employment Claims. Employee represents that Employee has not filed any claim or claims with the Equal Employment Opportunity Commission, the Civil Rights Commission or any other local, state or federal agency or court relating to Employee’s employment with the Corporation.

     9.     No Derogatory Statements. As a condition to, and in consideration of the benefits provided in this Agreement, including, without limitation the Severance Benefits described in Section 3 above, Employee agrees that Employee will not at any time publicly denigrate, ridicule or intentionally criticize the Corporation, any of its subsidiaries or affiliates or any of their respective employees, officers or directors, including by way of news interviews or the expression of personal views, opinions or judgments to the news media. Similarly, the Corporation, its subsidiaries and affiliates and their respective employees, officers and directors will not publicly denigrate, ridicule or intentionally criticize Employee.

     10.     Reimbursement of Expenses For Litigation Assistance. In the event that Employee is called on by the Corporation to assist the Corporation in connection with any litigation, including the Bankruptcy Case and any litigation in which Employee is a party which relates to Employee’s service as an officer or employee of the Corporation and including depositions in which Employee is the deponent required to testify by the Corporation or any other party, Employee will be reimbursed by the Corporation for all reasonable and documented expenses actually incurred by Employee, in accordance with the Corporation’s expense reimbursement policies. Payment shall be made to Employee not less frequently than monthly upon receipt by the Corporation of Employee’s written statement for Employee’s time and reasonable expenses actually incurred in connection with providing the Corporation assistance in such litigation.

     11.     Service as Director. In the event that Employee is also a director of the Corporation and continues to serve as a director of the Corporation after the Termination Date, subject to the general eligibility requirements under the Corporation’s plans and policies relating non-employee directors, Employee will be entitled to receive the same compensation and benefits (including cash compensation, stock options and other stock awards, expense reimbursement and indemnification rights) that other non-employee directors receive in addition to the compensation and benefits payable to Employee hereunder. The Corporation acknowledges and agrees that the compensation and benefits payable to Employee under this Agreement are not dependent on Employee’s continued service as a director of the Corporation. On the Termination Date, if requested by the Board pursuant and subject to its authority under the Corporation’s articles of incorporation and/or by-laws and under law, Employee shall resign all directorships and/or officerships Employee than hold with the Corporation or its Affiliates.

     12.     Termination. This Agreement may be terminated by the mutual written consent of the Corporation and Employee.

     13.     Bankruptcy Court Approval. This Agreement and all obligations of the Corporation and Employee hereunder are subject to the approval of the Bankruptcy Court.

     14.     Remedies. If either party breaches the provisions of this Agreement, it is agreed that the non-breaching party shall be entitled to seek damages or injunctive relief in respect of such breach.

     15.     Notices. All notices, requests, demands or other communications required or permitted by this Agreement: (a) shall be in writing; (b) shall be deemed to have been given, forwarded, made or delivered: (i) if delivered in person or by overnight courier service, when so delivered, (ii) if sent by facsimile transmission, when received, or (iii) if sent by registered, certified or express mail, return receipt requested and postage prepaid, on the date of receipt (or on the date of attempted delivery if delivery is refused); and (c) shall be addressed as follows:

     If to the Corporation:

Oakwood Homes Corporation 7800 McCloud Road Greensboro, NC 27425 Attn: President Phone: (336) 664-2400 Facsimile: (336) 664-3224

     with a copy to:

Morris, Nichols, Arsht & Tunnell 1201 North Market Street P.O. Box 1347 Wilmington, Delaware 19899 Attn: Robert J. Dehney Phone: (302) 575-7353 Facsimile: (302) 658-3989

     If to Employee:

Douglas R. Muir 4200 Crawleigh Drive Greensboro, NC 27407 Phone: Facsimile:

Each party may designate by notice in writing a new or additional address to which any notice, request, demand or communication may thereafter be so given, served or sent. Notices, requests, demands and other communications hereunder may be given by the attorney or any party.

     16.     Miscellaneous.

          (a)     Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and supercedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, any employment agreement, service agreement; severance agreement, change in control agreement or any other similar type of agreement between the Corporation (and/or its Affiliates and their predecessors, successors and/or assigns) (“Other Agreements”) and the Employee, and may only be amended by a written instrument signed by the parties hereto. All other Agreements shall terminate on the date of this Agreement and shall cease to have any force or effect. If Employee becomes eligible for any severance payments or benefits upon his termination of employment by reason of operation of law or pursuant to any plan or policy maintained by the Corporation (and/or its Affiliates, and any of their predecessors, successors and/or assigns), the Severance Benefits under this Agreement shall be reduced on a dollar for dollar basis (not below zero) for the amount of severance benefits Employee is eligible to receive under law or such other plans or policies.

          (b)     Construction. Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof. As used herein, any phrase containing the term “include” or “including” shall mean including without limitation.

          (c)     Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE STATE AND FEDERAL COURTS OF THE STATE OF DELAWARE, INCLUDING THE BANKRUPTCY COURT, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PARTIES HERETO (OR ANY OF THE DEBTOR’S CREDITORS OR OTHER PARTIES IN INTEREST IN THE BANKRUPTCY CASE AFFECTED HEREBY) PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR TO ANY MATTER ARISING HEREUNDER OR RELATED HERETO, AND THE PARTIES FURTHER AGREE THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE GIVEN IN THE SAME MANNER AS PROVIDED HEREIN FOR NOTICES.

          (d)     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (e)     Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

          (f)     Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (g)     Counterparts. This Agreement may be executed in multiple counterpart copies, each of which shall be considered an original and all of which shall constitute one and the same instrument binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.

[Signature Page to Follow]

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

OAKWOOD HOMES CORPORATION

By:	/s/ Myles E. Standish

Name: Myles E. Standish
Title: President

EMPLOYEE:

/s/ Douglas R. Muir

Executive Vice President